Exhibit 99

VF Reports Second Quarter 2016 Results

  Second quarter revenue from continuing operations was up 1 percent to $2.4 billion;
  Outdoor & Action Sports revenue up 2 percent;
  Jeanswear revenue up 3 percent (up 6 percent currency neutral);
  Imagewear revenue up 3 percent;
  Direct-to-consumer revenue up 6 percent (up 7 percent currency neutral); and,
  International revenue up 5 percent (up 7 percent currency neutral).

GREENSBORO, N.C.--(BUSINESS WIRE)--July 22, 2016--VF Corporation (NYSE: VFC) today reported financial results for its second quarter ended July 2, 2016. All per share amounts are presented on a diluted basis. This release refers to “currency neutral” and “reported” amounts, terms that are described under the “Currency Neutral – Excluding the Impact of Foreign Currency” paragraph. Reconciliations of GAAP measures to currency neutral amounts are presented in the supplemental financial information included with this release, which identifies and quantifies all excluded items. Unless otherwise noted, currency neutral and reported amounts are the same. This release also refers to both “continuing” and “discontinued” operations amounts, concepts that are described under the “Discontinued Operations – Contemporary Brands” paragraph. Unless otherwise noted, results presented are based on continuing operations.

“Our second quarter results were in line with our expectations, despite a challenging environment with mixed economic and currency conditions around the world,” said Eric Wiseman, VF Chairman and Chief Executive Officer. “Earlier this year, we said we would actively manage our portfolio of brands and we’re doing just that. We expect to deliver on our current 2016 outlook and, as a result of the actions we are taking, be even better positioned to provide the strong long-term returns our shareholders have come to expect.”

Discontinued Operations – Contemporary Brands

On June 30, 2016, the company announced it had reached an agreement to sell its Contemporary Brands businesses, which include the 7 For All Mankind®, Splendid® and Ella Moss® brands, to Delta Galil Industries, Ltd. for $120 million, subject to various regulatory approvals and working capital adjustments. Accordingly, the company has classified the assets and liabilities of the Contemporary Brands businesses as held for sale and included the results of these businesses in discontinued operations for all periods presented. The company expects to complete the sale of its Contemporary Brands businesses in the third quarter of 2016.

The company’s net loss from discontinued operations was $97 million in the second quarter of 2016, which includes both the estimated loss recorded for the expected sale of the Contemporary Brands businesses and the operating results for the businesses during the quarter, net of tax.

Income Statement Review

  Revenue increased 1 percent to $2.4 billion driven by positive results from our Outdoor & Action Sports, Jeanswear and Imagewear coalitions and our direct-to-consumer and international businesses.
  Gross margin was up slightly compared to the second quarter of last year at 48.1 percent on a reported basis, as benefits from lower product costs, pricing and mix were offset by changes in foreign currency and inventory management.

  Operating income on a reported basis was down 3 percent to $211 million compared with the same period of 2015. Operating margin on a reported basis declined 40 basis points to 8.6 percent.
  Earnings per share was $0.35 compared with $0.39 during the same period last year. On a comparative basis, the second quarter of 2016 was negatively impacted by approximately $0.01 of net tax discretes while the second quarter of 2015 benefitted by about $0.05 from net tax discretes. Excluding the negative impact of foreign currency, second quarter earnings per share was down 6 percent.

Coalition Review

Second quarter revenue for Outdoor & Action Sports was up 2 percent to $1.4 billion.

  Revenue for The North Face® brand was up 2 percent including low single-digit growth in the Americas; a high-teen percentage rate increase in Europe (up low-teen currency neutral); and, a high-teen percentage rate decline in Asia-Pacific (down mid-teen currency neutral).
  Vans® brand revenue was up 4 percent (up 6 percent currency neutral) driven by a high single-digit percentage rate increase in the Americas business; a high single-digit percentage rate increase in Asia-Pacific (up mid-teen currency neutral); and, as expected, a high single-digit percentage rate decrease in Europe where the brand continues to manage through elevated inventories related to its Classics collection.
  Timberland® brand revenue was down 7 percent in the second quarter including a high-teen percentage rate decrease in the Americas region; a low double-digit percentage rate increase in Europe (up high single-digit currency neutral); and, a high single-digit decline in Asia-Pacific.

Second quarter operating income for Outdoor & Action Sports declined 9 percent to $123 million (down 5 percent currency neutral). Operating margin was 8.7 percent compared to 9.7 percent in the same period last year.

Jeanswear second quarter revenue was up 3 percent (up 6 percent currency neutral) to $629 million.

  Wrangler® brand revenue was up 2 percent (up 4 percent currency neutral) with a low single-digit percentage rate increase in the Americas business (up mid-single-digit currency neutral); a low single-digit percentage rate increase in Europe (up mid-single-digit currency neutral); and, a low double-digit decline in the Asia-Pacific region (down high single-digit currency neutral).
  Revenue for the Lee® brand was up 8 percent (up 10 percent currency neutral) including a high single-digit percentage rate increase in the Americas region (up low double-digit currency neutral); a mid-teen percentage rate increase in Europe; and, a low single-digit percentage rate increase in the Asia-Pacific region (up mid-single-digit currency neutral).

Operating income for Jeanswear in the second quarter was up 4 percent to $109 million (up 7 percent currency neutral) and operating margin was up 10 basis points to 17.3 percent.

Imagewear second quarter revenue was up 3 percent to $255 million with a mid-teen percentage rate increase in the Licensed Sports Group business partially offset by a high single-digit decline in the workwear business (down mid-single-digit currency neutral), which continues to be impacted by oil and gas exploration declines. Second quarter operating income for Imagewear was up 3 percent (up 1 percent currency neutral) to $36 million, with operating margin at 14.3 percent compared with 14.2 percent in the same period last year.

Sportswear second quarter revenue declined 19 percent to $115 million including a 20 percent decrease in Nautica® brand revenue and a mid-teen decrease in the Kipling® brand’s North American business compared with the same period last year, reflecting ongoing challenges in the U.S. department store and outlet channels, and general category demand. Operating income for Sportswear decreased 56 percent to $6 million with a 470 basis point decrease in operating margin to 5.5 percent.

International Review

International revenue in the second quarter was up 5 percent (up 7 percent currency neutral). Revenue in Europe was up 5 percent (up 3 percent currency neutral) and in the Asia-Pacific region was up 4 percent (up 6 percent currency neutral). Revenue in the Americas (non-U.S.) region was up 7 percent (up 20 percent currency neutral). The international business represented 35 percent of total VF second quarter sales, compared with 34 percent in last year’s same period.

Direct-to-Consumer Review

Direct-to-consumer revenue was up 6 percent (up 7 percent currency neutral) in the second quarter driven by a low double-digit percentage rate increase in the Outdoor & Action Sports business, which was partially offset by a mid-teen decline in Sportswear. The company’s e-Commerce business continued its strong momentum with a nearly 30 percent increase in revenue. Excluding the Contemporary Brands coalition, there were 1,461 VF-owned retail stores at the end of the quarter compared with 1,319 for last year’s same period. Direct-to-consumer revenue reached 27 percent of total revenue in the second quarter compared with 26 percent in last year’s same period.

Balance Sheet Review

  Inventories were up 6 percent compared with the same period of 2015. Consistent with the 2015 year-end report in February and the first quarter report in April, about half of this amount is related specifically to core styles of cold-weather product expected to fill demand in the second half of 2016.
  During the second quarter, the company purchased 1.9 million shares of its own stock for $120 million under a program authorized by its Board of Directors. In 2016, the company has purchased a total of 13.2 million shares for $834 million, well on track to achieve its $1 billion target for the full year. There are approximately 17 million remaining shares authorized for purchase.

2016 Outlook Highlights

The following adjusted outlook is presented on a continuing operations basis and excludes the Contemporary Brands businesses, which has been presented as discontinued operations for fiscal years 2016 and 2015.

  Revenue is expected to increase 3 to 4 percent versus the previous outlook of a mid-single-digit percentage rate increase. Revenue for the Outdoor & Action Sports coalition is now expected to increase at a mid-single-digit percentage rate compared with previous expectations of a high single-digit percentage rate increase. Jeanswear revenue is still expected to grow at a mid-single-digit currency neutral percentage rate and expectations for Imagewear growth remains the same at a low single-digit percentage rate increase. Sportswear coalition revenue is now expected to decline at a low double-digit percentage rate versus the previous expectation of a slight decline.

  The exclusion of Contemporary Brands from continuing operations results in a reduction of gross margin by about 10 basis points in 2015. The company expects gross margin to improve by about 50 basis points to 48.7 percent, which includes about 70 basis points of headwind from changes in foreign currency.
  The exclusion of Contemporary Brands from continuing operations results in an improvement of operating margin of about 10 basis points in 2015. Operating margin is expected to reach 14.5 percent, including about 60 basis points of negative impact from changes in foreign currency.
  The exclusion of Contemporary Brands in continuing operations results in a reduction of earnings per share by $0.03 from our previous outlook for 2016. Accordingly, reported earnings per share is expected to increase 5 percent to $3.20 (up 11 percent currency neutral) compared to EPS from continuing operations of $3.04 in 2015 as presented in the financial tables below.
  Other full year assumptions include an approximate 21 percent effective tax rate versus the previous 23 percent expectation and cash flow from operations, which is unchanged at $1.3 billion.

Dividend Declared

VF’s Board of Directors declared a quarterly dividend of $0.37 per share, payable on September 19, 2016, to shareholders of record on September 9, 2016.

Currency Neutral – Excluding the Impact of Foreign Currency

This release refers to “currency neutral” amounts, which exclude both the impact of translating foreign currencies into U.S. dollars and the impact of currency rate changes on foreign currency denominated transactions. This release also refers to “reported” amounts in accordance with U.S. generally accepted accounting principles (“GAAP”), which include translation and transactional impacts from foreign currency exchange rates. Reconciliations of GAAP measures to currency neutral amounts are presented in the supplemental financial information included with this release, which identify and quantify all excluded items.

Webcast Information

VF will host its 2016 second quarter conference call beginning at approximately 8:30 a.m. Eastern Time on July 22, 2016. The conference call will be broadcast live over the Internet, accessible at ir.vfc.com. For those unable to listen to the live broadcast, an archived version will be available at the same location.

About VF

VF Corporation (NYSE: VFC) is a global leader in the design, manufacture, marketing and distribution of branded lifestyle apparel, footwear and accessories. The company’s highly diversified portfolio of powerful brands spans numerous geographies, product categories, consumer demographics and sales channels, giving VF a unique industry position and the ability to create sustainable, long-term growth for our customers and shareholders. The company’s largest brands are The North Face®, Vans®, Timberland®, Wrangler®, Lee® and Nautica®. For more information, visit www.vfc.com.

Forward-looking Statements

Certain statements included in this release and the attachments are "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting VF and therefore involve a number of risks and uncertainties. You can identify these statements by the fact that they use words such as “will,” “anticipate,” “estimate,” “expect,” “should,” and “may” and other words and terms of similar meaning or use of future dates. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Potential risks and uncertainties that could cause the actual results of operations or financial condition of VF to differ materially from those expressed or implied by forward-looking statements in this release include, but are not limited to: foreign currency fluctuations; the level of consumer demand for apparel, footwear and accessories; disruption to VF’s distribution system; VF's reliance on a small number of large customers; the financial strength of VF's customers; VF's ability to implement its business strategy; VF's ability to grow its international and direct-to-consumer businesses; VF’s and its customers’ and vendors’ ability to maintain the strength and security of information technology systems; stability of VF's manufacturing facilities and foreign suppliers; continued use by VF's suppliers of ethical business practices; VF’s ability to accurately forecast demand for products; VF's ability to protect trademarks and other intellectual property rights; possible goodwill and other asset impairment; changes in tax liabilities; legal, regulatory, political and economic risks; and adverse or unexpected weather conditions. More information on potential factors that could affect VF's financial results is included from time to time in VF's public reports filed with the Securities and Exchange Commission, including VF's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

VF CORPORATION Condensed Consolidated Statements of Income (Unaudited) (In thousands, except per share amounts)

	Three Months Ended June		%	Six Months Ended June		%	Year Ended December
	2016[a]	2015	Change	2016[a]	2015	Change	2015[b]

Net sales	$2,418,370	$2,397,968	1%	$5,153,849	$5,114,405	1%	$11,909,635
Royalty income	26,889	29,018	(7%)	56,354	62,345	(10%)	123,020

Total revenues	2,445,259	2,426,986	1%	5,210,203	5,176,750	1%	$12,032,655

Costs and operating expenses
Cost of goods sold	1,268,773	1,260,938	1%	2,705,182	2,668,890	1%	6,235,699
Selling, general and administrative
expenses	965,062	947,068	2%	1,961,344	1,897,531	3%	4,009,029
Total costs and operating expenses	2,233,835	2,208,006	1%	4,666,526	4,566,421	2%	10,244,728

Operating income	211,424	218,980	(3%)	543,677	610,329	(11%)	$1,787,927

Interest, net	(21,421)	(20,965)	2%	(41,468)	(40,557)	2%	(81,620)
Other income (expense), net	1,501	672	123%	2,793	1,495	87%	1,028

Income before income taxes	191,504	198,687	(4%)	505,002	571,267	(12%)	1,707,335

Income taxes	43,210	30,845	40%	99,842	120,300	(17%)	392,204

Income from continuing operations	148,294	167,842	(12%)	405,160	450,967	(10%)	1,315,131
Income (loss) from discontinued operations, net of tax			*			*

	(97,279)	2,969		(93,876)	8,553		(83,538)
Net income	$51,015	$170,811	(70%)	$311,284	$459,520	(32%)	1,231,593

Earnings per common share - Basic
Continuing operations	$0.35	$0.39	(10%)	$0.96	$1.06	(9%)	$3.09
Discontinued operations	(0.23)	0.01	*	(0.22)	0.02	*	(0.19)
Total earnings per common share - Basic	$0.12	$0.40	(70%)	$0.74	$1.08	(31%)	$2.90

Earnings per common share - Diluted
Continuing operations	$0.35	$0.39	(10%)	$0.95	$1.04	(9%)	$3.04
Discontinued operations	(0.23)	0.01	*	(0.22)	0.02	*	(0.19)
Total earnings per common share - Diluted	$0.12	$0.40	(70%)	$0.73	$1.06	(31%)	$2.85

Weighted average shares outstanding
Basic	415,991	424,349		418,870	425,305		425,408
Diluted	422,059	430,703		425,596	432,407		432,079

Cash dividends per common share	$0.37	$0.32	16%	$0.74	$0.64	16%	$1.33

Basis of presentation of condensed consolidated financial statements: VF operates and reports using a 52/53 week fiscal year ending on the Saturday closest to December 31 of each year. For presentation purposes herein, all references to periods ended June 2016, December 2015 and June 2015 relate to the 13-week and 26-week fiscal periods ended July 2, 2016, the 52-week fiscal period ended January 2, 2016 and the 13-week and 26-week fiscal periods ended July 4, 2015, respectively.

* Calculation not meaningful

[a] Reflects the impact of adopting the new accounting guidance on stock compensation as of the beginning of the first quarter of 2016, which resulted in a $1.8 million and $17.6 million tax benefit in the Consolidated Statements of Income for the three and six months ended June 2016, respectively.

[b] The 2015 Consolidated Statement of Income has been presented to reflect discontinued operations of the Contemporary Brands Coalition.

VF CORPORATION Condensed Consolidated Balance Sheets (Unaudited) (In thousands)

	June	December	June
	2016	2015	2015[a]

ASSETS
Current assets
Cash and equivalents	$676,262	$944,423	$658,485
Accounts receivable, net	1,165,200	1,289,962	1,170,150
Inventories	1,775,893	1,555,360	1,678,800
Other current assets	307,494	284,215	443,453
Current assets of discontinued operations	143,167	89,176	102,815
Total current assets	4,068,016	4,163,136	4,053,703

Property, plant and equipment	942,044	945,491	915,841
Intangible assets	1,967,306	1,948,611	1,987,367
Goodwill	1,796,161	1,788,407	1,796,769
Other assets	900,581	583,866	662,568
Other assets of discontinued operations	-	210,031	360,667
Total assets	$9,674,108	$9,639,542	$9,776,915

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Short-term borrowings	$1,404,493	$449,590	$1,158,516
Current portion of long-term debt	3,566	3,351	3,240
Accounts payable	502,847	680,606	495,103
Accrued liabilities	723,624	782,148	766,447
Current liabilities of discontinued operations	26,103	26,018	26,432
Total current liabilities	2,660,633	1,941,713	2,449,738

Long-term debt	1,400,636	1,401,820	1,401,553
Other liabilities	964,402	900,256	950,126
Other liabilities of discontinued operations	-	10,915	11,703
Total liabilities	5,025,671	4,254,704	4,813,120

Stockholders' equity	4,648,437	5,384,838	4,963,795
Total liabilities and stockholders' equity	$9,674,108	$9,639,542	$9,776,915

[a] Reflects the impact of adopting the new accounting guidance on classification of debt issuance costs and deferred income taxes as of December 2015 on a retrospective basis. The new guidance requires classification of debt issuance costs related to a recognized debt liability as a direct reduction of that liability, and classification of all deferred taxes as noncurrent.

VF CORPORATION Condensed Consolidated Statements of Cash Flows (Unaudited) (In thousands)

	Six Months Ended June
	2016	2015[a]

Operating activities
Net income	$311,284	$459,520
Depreciation and amortization	137,472	129,265
Other adjustments	(436,982)	(841,503)
Cash provided (used) by operating activities	11,774	(252,718)

Investing activities
Capital expenditures	(82,642)	(125,504)
Software purchases	(17,361)	(43,450)
Other, net	(1,297)	10,631
Cash used by investing activities	(101,300)	(158,323)

Financing activities
Net increase in short-term borrowings	954,424	1,139,103
Payments on long-term debt	(11,536)	(2,203)
Payments of debt issuance costs	(327)	(1,475)
Purchases of treasury stock	(833,846)	(731,527)
Cash dividends paid	(309,583)	(271,519)
Net impact of stock issuance	12,417	3,752
Cash (used) provided by financing activities	(188,451)	136,131

Effect of foreign currency rate changes on cash and equivalents	8,481	(37,215)

Net change in cash and equivalents	(269,496)	(312,125)

Cash and equivalents - beginning of period[b]	945,605	971,895

Cash and equivalents - end of period[b]	$676,109	$659,770

[a] Reflects the impact of adopting the new accounting guidance on stock compensation as of the beginning of the first quarter of 2016, which resulted in a $33.7 million reclassification of cash flows from financing activities to operating activities in the Condensed Consolidated Statement of Cash Flows for the six months ended June 2015.

[b] The cash flows related to discontinued operations have not been segregated, and are included in the Condensed Consolidated Statement of Cash Flows. The cash and equivalents amounts presented above differ from cash and equivalents in the Condensed Consolidated Balance Sheets due to cash included in the "Current assets of discontinued operations".

VF CORPORATION Supplemental Financial Information Business Segment Information (Unaudited) (In thousands)

	Three Months Ended June				Six Months Ended June
	2016	2015	% Change	% Change Currency Neutral**	2016	2015	% Change	% Change Currency Neutral**

Coalition revenues
Outdoor & Action Sports	$1,419,528	$1,396,344	2%	2%	$3,063,923	$3,003,233	2%	3%
Jeanswear	629,180	608,201	3%	6%	1,339,770	1,307,856	2%	5%
Imagewear	255,225	248,788	3%	3%	524,350	531,684	(1%)	(1%)
Sportswear	114,875	142,191	(19%)	(19%)	233,272	277,848	(16%)	(16%)
Other	26,451	31,462	(16%)	(16%)	48,888	56,129	(13%)	(13%)

Total coalition revenues	$2,445,259	$2,426,986	1%	1%	$5,210,203	$5,176,750	1%	2%

Coalition profit
Outdoor & Action Sports	$123,172	$134,925	(9%)	(5%)	$350,943	$395,745	(11%)	(2%)
Jeanswear	108,843	104,568	4%	7%	246,137	236,500	4%	5%
Imagewear	36,397	35,450	3%	1%	77,912	76,797	1%	(2%)
Sportswear	6,300	14,433	(56%)	(56%)	11,076	27,274	(59%)	(59%)
Other	(504)	597	*	*	(2,862)	15,124	*	*

Total coalition profit	274,208	289,973	(5%)	(3%)	683,206	751,440	(9%)	(4%)

Corporate and other expenses	(61,283)	(70,321)	(13%)	(13%)	(136,736)	(139,616)	(2%)	2%
Interest, net	(21,421)	(20,965)	(2%)	2%	(41,468)	(40,557)	(2%)	(2%)

Income before income taxes	$191,504	$198,687	(4%)	0%	$505,002	$571,267	(12%)	(5%)
		.
* Calculation not meaningful
**Refer to currency neutral definition on the following pages.

VF CORPORATION Supplemental Financial Information Business Segment Information – Currency Neutral Basis (Unaudited) (In thousands)

	Three Months Ended June 2016

	As Reported	Adjust for Foreign
	under GAAP	Currency Exchange	Currency Neutral

Coalition revenues
Outdoor & Action Sports	$1,419,528	$2,846	$1,422,374
Jeanswear	629,180	14,726	643,906
Imagewear	255,225	(180)	255,045
Sportswear	114,875	-	114,875
Other	26,451	-	26,451

Total coalition revenues	$2,445,259	$17,392	$2,462,651

Coalition profit
Outdoor & Action Sports	$123,172	$5,178	$128,350
Jeanswear	108,843	2,984	111,827
Imagewear	36,397	(640)	35,757
Sportswear	6,300	-	6,300
Other	(504)	-	(504)

Total coalition profit	274,208	7,522	281,730

Corporate and other expenses	(61,283)	(165)	(61,448)
Interest, net	(21,421)	-	(21,421)

Income before income taxes	$191,504	$7,357	$198,861
Diluted earnings per share growth	(10%)	4%	(6%)

Currency Neutral Financial Information

VF is a global company that reports financial information in U.S. dollars in accordance with GAAP. Foreign currency exchange rate fluctuations affect the amounts reported by VF from translating its foreign revenues and expenses into U.S. dollars, and from entering foreign currency transactions. These rate fluctuations can have a significant effect on reported operating results. As a supplement to our reported operating results, we present currency neutral financial information, which is a non-GAAP financial measure that excludes the incremental current year impact of foreign currency exchange. We use currency neutral information to provide a framework to assess how our business performed excluding the effects of changes in the rates used to calculate foreign currency translation, and transaction gains and losses. Management believes this information is useful to investors to facilitate comparison of operating results and better identify trends in our businesses.

To calculate foreign currency translation on a currency neutral basis, operating results for the current year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period). Similarly, transaction gains and losses on a currency neutral basis are calculated using exchange rates from the comparable period of the prior year.

These currency neutral performance measures should be viewed in addition to, and not in lieu of or superior to, our operating performance measures calculated in accordance with GAAP. The currency neutral information presented may not be comparable to similarly titled measures reported by other companies.

VF CORPORATION Supplemental Financial Information Business Segment Information – Currency Neutral Basis (Unaudited)

	Six Months Ended June 2016

	As Reported	Adjust for Foreign
	under GAAP	Currency Exchange	Currency Neutral

Coalition revenues
Outdoor & Action Sports	$3,063,923	$26,410	$3,090,333
Jeanswear	1,339,770	32,050	1,371,820
Imagewear	524,350	886	525,236
Sportswear	233,272	-	233,272
Other	48,888	-	48,888

Total coalition revenues	$5,210,203	$59,346	$5,269,549

Coalition profit
Outdoor & Action Sports	$350,943	$38,094	$389,037
Jeanswear	246,137	2,695	248,832
Imagewear	77,912	(2,818)	75,094
Sportswear	11,076	-	11,076
Other	(2,862)	-	(2,862)

Total coalition profit	683,206	37,971	721,177

Corporate and other expenses	(136,736)	(171)	(136,907)
Interest, net	(41,468)		(41,468)

Income before income taxes	$505,002	$37,800	$542,802
Diluted earnings per share growth	(9%)	8%	(1%)

Currency Neutral Financial Information

VF is a global company that reports financial information in U.S. dollars in accordance with GAAP. Foreign currency exchange rate fluctuations affect the amounts reported by VF from translating its foreign revenues and expenses into U.S. dollars, and from entering foreign currency transactions. These rate fluctuations can have a significant effect on reported operating results. As a supplement to our reported operating results, we present currency neutral financial information, which is a non-GAAP financial measure that excludes the incremental current year impact of foreign currency exchange. We use currency neutral information to provide a framework to assess how our business performed excluding the effects of changes in the rates used to calculate foreign currency translation, and transaction gains and losses. Management believes this information is useful to investors to facilitate comparison of operating results and better identify trends in our businesses.

To calculate foreign currency translation on a currency neutral basis, operating results for the current year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period). Similarly, transaction gains and losses on a currency neutral basis are calculated using exchange rates from the comparable period of the prior year.

These currency neutral performance measures should be viewed in addition to, and not in lieu of or superior to, our operating performance measures calculated in accordance with GAAP. The currency neutral information presented may not be comparable to similarly titled measures reported by other companies.

CONTACT:
VF Corporation
Lance Allega, 336-424-6082
VP, Investor Relations & Strategic Accounts
or
Craig Hodges, 336-424-5636
Senior Director, Corporate Communications